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                                  EXHIBIT 4.22
                       TENTH AMENDMENT TO RECEIVABLE AND
                         INVENTORY FINANCING AGREEMENT

  THIS TENTH AMENDMENT TO RECEIVABLE AND INVENTORY FINANCING AGREEMENT (this "Amendment") is made and entered into as of the 29th day of April, 2000, among SHEFFIELD STEEL CORPORATION, a Delaware corporation, f/k/a HMK INDUSTRIES OF OKLAHOMA, INC., successor by merger to SHEFFIELD STEEL CORPORATION-SAND SPRINGS, f/k/a SHEFFIELD STEEL CORPORATION and SHEFFIELD STEEL CORPORATION - JOLIET ("Sheffield"), WADDELL'S REBAR FABRICATORS, INC., a Missouri corporation ("Waddell"), WELLINGTON INDUSTRIES, INC., an Oklahoma corporation ("Wellington"; Sheffield, Waddell and Wellington are sometimes referred to individually as a "Company" and collectively as the "Companies"), and BANK OF AMERICA, N.A., a national banking association, formerly NationsBank, N.A., also formerly known as NationsBank, N.A. (South) and also formerly known as NationsBank of Georgia, N.A. (the "Lender").

                                 W I T N E S S E T H :
                                 - - - - - - - - - -

  WHEREAS, the Companies and the Lender are parties to that certain Receivable and Inventory Financing Agreement, dated as of January 16, 1992 (hereinafter, as previously amended, the "Agreement"), pursuant to which the Lender agreed to provide certain financial accommodations on the terms and conditions stated therein; and

  WHEREAS, the Companies and the Lender desire to amend the Agreement as set forth herein.

  NOW, THEREFORE, in consideration of the foregoing premises, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. DEFINITIONS. All capitalized terms used herein and not otherwise expressly defined herein shall have the respective meanings given to such terms in the Agreement.

     2.  AMENDMENTS TO AGREEMENT.  The Agreement is amended as follows:
         -----------------------

     (a) Add the following new definitions of "Default" and "Fixed Charge Effective Quarter" in appropriate alphabetical order in SECTION 1.1:

          "Default" shall mean any event or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

          "Fixed Charge Effective Quarter" shall mean the earlier of (a) the first fiscal quarter of the Companies in which Availability initially falls below $9,000,000, and (b) the first fiscal quarter of the Companies in which Availability initially falls below $10,000,000 (but is at least $9,000,000); provided, however, that the Fixed Charge Effective Quarter shall not occur when Availability falls below $10,000,000 but remains at least $9,000,000 so long as Availability averages at least $10,000,000 for the thirty-day period beginning on the date that Availability first fell below $10,000,000 (for example, if, on July 20, 2000, Availability were $9,500,000, and averaged $9,800,000 for the thirty-day period from and including July 20, 2000 through and including August 18, 2000, the Fixed Charge Effective Quarter would be the fiscal quarter ending July 31, 2000); provided, further, that the Fixed Charge Effective Quarter shall not be prevented from occurring by means of the previous proviso with respect to average Availability more than once in any two consecutive fiscal quarter period of the Companies or more than twice in any fiscal year of the Companies.

     (b) Delete the definitions of "Applicable Margin" and "Fixed Charge Coverage Ratio" from SECTION 1.1 and replace them with the following:

          "Applicable Margin" shall mean, as to Prime Rate Loans, 0%, and as to Eurodollar Rate Loans, 2.75%, in each case as adjusted in accordance with the pricing matrix set forth on ANNEX I attached hereto (commencing July 1, 2000) based upon the average Availability for the previous month. For purposes of calculating Availability in connection with the determination of the Applicable Margin, the Lender shall average the Availability as of each Banking Day (based upon the most recent borrowing base certificate delivered to the Lender and the amount of Loans outstanding for each Banking Day) for the one-month period most recently ended. Adjustments to the Applicable Margin shall be effective as of the first day of each calendar month (commencing July 1, 2000). In the event the Companies fail to timely provide the borrowing base certificate referred to above, and without prejudice to any additional rights under
     SECTION 11, the maximum Applicable Margin shall apply to all Eurodollar Rate Loans and Prime Rate Loans until the first day of the calendar month after the Lender's receipt of such borrowing base certificate, unless the Lender has agreed to extend the time for delivery of such borrowing base certificate.

          "Fixed Charge Coverage Ratio" shall mean, as of the date of determination, in each case on a consolidated basis for the Companies and their consolidated Subsidiaries, the ratio of (a) EBITDA, minus the sum of
     (i) dividends, repurchases and other distributions with respect to the capital stock of Sheffield, plus (ii) taxes paid in cash, plus (iii) Unfunded Capital Expenditures, in each case for the twelve fiscal month period most recently ended, to (b) Interest Expense, plus payments made or scheduled to be made on long term debt and Capitalized Lease Obligations, in each case for the twelve fiscal month period most recently ended; provided, however, (w) for the Fixed Charge Effective Quarter, such ratio shall be calculated for the Fixed Charge Effective Quarter only; (x) for the first full fiscal quarter following the Fixed Charge Effective Quarter, such ratio shall be calculated for the two fiscal quarter period then ending; (y) for the second full fiscal quarter following the Fixed Charge Effective Quarter, such ratio shall be calculated for the three fiscal quarter period then ending; and (z) for the third full fiscal quarter following the Fixed Charge Effective Quarter, such ratio shall be calculated for the four fiscal quarter period then ending.

     (c) Delete SECTION 2.2(d) and replace it with the following:

          (d) Certain Fees. As additional consideration for the credit facility established in Section 2.1 hereof, the Companies agree to pay to the Lender a facility fee payable on the first day of each month equal to 0.5% per annum of (i) the average unused portion of the facility during the prior month, less (ii) $10,000,000; provided, from and after the date on which the amount of Obligations outstanding first exceeds $30,000,000, such facility fee will be equal to 0.5% per annum of the average unused portion of the facility during the prior month. As compensation for delays in the collection and clearance of checks, each month the Lender will charge the Companies' account with respect to each remittance received against Receivables during the month for an amount equal to interest on the amount of such remittance at the Prime Rate Basis then in effect for the period beginning with the day following the day of receipt of such remittance and ending at the end of the second Banking Day following the day of such receipt. In the event of termination of this Agreement by either party hereto, the Lender's entitlement to this charge shall continue so long as any obligations hereunder are outstanding. The Companies agree to pay to the Lender a fee of $3,500 for each field examination or similar inspection of the Collateral and/or the Companies' books and records conducted by or on behalf of the Lender; provided, however, that so long as no Default or Event of Default exists, the Companies shall not be liable for more than $7,000 with respect to such field examinations and inspections per calendar year (it being understood that the Lender may conduct additional field examinations and inspections at its own expense and, if a Default or Event of Default exists, at the Companies' expense).

     (d) Delete the first sentence of SECTION 2.6 and replace it with the following:

          2.6 EFFECTIVE DATE AND TERMINATION. This Agreement shall be effective on January 16, 1992 and shall continue in full force and effect until July 31, 2003, and from year to year thereafter unless terminated on any such anniversary date by either the Lender or Sheffield, on behalf of the Companies, giving to the other not less than sixty (60) days' prior written notice.

                                       2
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     (e) Delete SECTION 8.13 and replace it with the following:

          8.13 MINIMUM FIXED CHARGE COVERAGE RATIO. From and after the end of the Fixed Charge Effective Quarter, the Companies and their consolidated Subsidiaries shall maintain a Fixed Charge Coverage Ratio of at least 1.0 to 1, measured as of (a) the end of the Fixed Charge Effective Quarter, calculated for such Fixed Charge Effective Quarter only, (b) the end of the first full fiscal quarter following the Fixed Charge Effective Quarter, calculated only for the two fiscal quarter period then ending, (c) the end of the second full fiscal quarter following the Fixed Charge Effective Quarter, calculated only for the three fiscal quarter period then ending,
     (d) the end of the third full fiscal quarter following the Fixed Charge Effective Quarter, calculated for the four fiscal quarter period then ending, and (e) as of the end of each fiscal month thereafter, calculated for the twelve fiscal month period ending on such date.

     (f) Delete SECTION 9.16 and replace it with the following:

          9.16 MINIMUM AVAILABILITY. The Companies shall not permit Availability to be less than $5,000,000 at any time; provided, however, that the Companies shall not be required to comply with this Section 9.16 until the first date that Availability falls below $10,000,000. If (a) Availability falls below $10,000,000 but remains greater than $9,000,000 on any date (a "Trigger Date"), (b) for the period of thirty consecutive days from and including the Trigger Date, Availability averages at least $10,000,000, and
     (c) on the last day of such period of thirty consecutive days described in clause (b) above, Availability is greater than $10,000,000, the minimum Availability covenant set forth in this Section 9.16 shall not apply from and after the end of such period of thirty consecutive days; provided, however, that this sentence shall not prevent the application of the minimum Availability covenant set forth in this Section 9.16 more than once in any two consecutive fiscal quarter period of the Companies or more than twice in any fiscal year of the Companies. If Availability falls below $9,000,000 at any time, the Companies shall not have the opportunity to avoid the application of this Section 9.16 as described in the previous sentence.

     (g) Delete SECTION 9.18 and replace it with the following:

          9.18 CAPITAL EXPENDITURES. From and after the date on which Availability first becomes less than $10,000,000, the Companies shall not make or incur Capital Expenditures, in the aggregate, for the then current fiscal year in excess of (i) $8,000,000, multiplied by (ii) the number of fiscal months remaining in such fiscal year, and (iii) divided by twelve. From and after such fiscal year, the Companies shall not make or incur Capital Expenditures in excess of $8,000,000 in the aggregate in any fiscal year thereafter.

     (h) Add the following new SECTION 9.19:

          9.19 MERGER; SUBSIDIARY; ETC.

          (a) No Obligor will merge into or consolidate with any other Person; provided, however, that the Obligors may acquire other Persons so long as
     (i) no Default or Event of Default exists before or after giving effect to such acquisition; (ii) the Companies are in pro forma compliance with the financial covenants set forth in this Agreement; (iii) the purchase price (including, without limitation, cash, securities and all other forms of indebtedness and all liabilities assumed by any Company) of any such acquisition does not exceed $3,000,000; (iv) such acquisition does not cause the aggregate purchase price (including, without limitation, cash, securities and all other forms of indebtedness and all liabilities assumed by any Company) of all such acquisitions consummated after April 29, 2000 to exceed $7,000,000; (v) the Person being acquired is in the same or similar business as the Obligors; and (vi) in any such acquisition involving a merger, one or more Companies shall be the surviving entity in such merger.

          (b) No Obligor will form or acquire any Subsidiary, except in connection with an acquisition that is permitted under clause (a) above.

          (c) No Obligor shall issue any share of capital stock; provided, however, that Waddell and Wellington may issue shares of capital stock to Sheffield.

                                       3
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     (i) Delete the existing ANNEX I and replace it with the following:

                                    ANNEX I

                           Performance Pricing Matrix
                           --------------------------


                               Prime Rate           Eurodollar
Availability                     Margin            Rate Margin
------------------------------------------------------------------
Greater than $20,000,000          0.00%                 2.50%
------------------------------------------------------------------
$10,000,000 or greater,           0.00%                 2.75%
 but equal to or less
 than $20,000,000
------------------------------------------------------------------
Less than $10,000,000             0.50%                 3.25%
==================================================================


     3. BORROWING BASE CERTIFICATE. The Companies shall deliver to the Lender a borrowing base certificate setting forth the amount of Loans available to be borrowed in accordance with Section 2.1 of the Agreement, as amended by this Amendment, together with such other information as the Lender may reasonably request, for each week by the third Banking Day of the following week.

     4. RESTATEMENT OF REPRESENTATIONS AND WARRANTIES. The Companies hereby reaffirm each and every representation and warranty heretofore made or deemed to be made by them under or in connection with the execution and delivery of the Agreement and the documents executed in connection therewith (including, without limitation, those representations and warranties set forth in Section 7 of the Agreement) as fully as though such representations and warranties had been made on the date hereof and with specific reference to this Amendment.

     5. NO DEFAULT. To induce the Lender to enter into this Amendment, each Company hereby, as of the date hereof, and after giving effect to the terms hereof, (i) represents and warrants that there exists no Default or Event of Default, and (ii) agrees that there exists no right of offset, defense, counterclaim, claim or objection in favor of any Company as against the Lender arising out of or with respect to any of the Obligations.

     6. EFFECT OF AMENDMENT. Except as expressly set forth herein, the Agreement and documents executed in connection therewith shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Companies to the Lender and each Company hereby restates, ratifies and reaffirms each and every term and condition set forth in the Agreement and documents executed in connection therewith effective as of the date hereof.

     7. COUNTERPARTS. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

     8. SUCCESSORS AND ASSIGNS. This Amendment shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

     9. SECTION REFERENCES. Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto evidenced hereby.

     10. COSTS, EXPENSES, TAXES AND FEES. The Companies agree to pay, on the date hereof, a fee of $25,000 for the structuring and approval of this Amendment (which fee shall be fully earned on such date and shall not be subject to refund or rebate), and on demand all costs and expenses of the Lender in connection with the preparation, execution, delivery and enforcement of this Amendment and any other transactions contemplated hereby, including, without

                                       4
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limitation, the fees and out-of-pocket expenses of legal counsel to the Lender.
Such fees are fees for services and are not, nor shall they be deemed to be, interest or a charge for the use of money.

     11. FURTHER ASSURANCES. Each Company agrees to take such further action as the Lender shall reasonably request in connection herewith to evidence the amendments herein contained to the Agreement.

     12. GOVERNING LAW. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Georgia.

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     IN WITNESS WHEREOF, the Companies and the Lender have caused this Amendment to be duly executed as of the date first above written.

                         SHEFFIELD STEEL CORPORATION, F/K/A HMK INDUSTRIES OF OKLAHOMA, INC., SUCCESSOR BY MERGER TO SHEFFIELD STEEL CORPORATION-SAND SPRINGS, F/K/A SHEFFIELD STEEL CORPORATION and
                         SHEFFIELD STEEL CORPORATION - JOLIET


                         By: /s/ Stephen R. Johnson Vice President and CFO
                            ----------------------------------------------
                                                                   (Title)
                         Attest: /s/ Debbie Avey
                                ----------------



                         WADDELL'S REBAR FABRICATORS, INC.


                         By: /s/ Stephen R. Johnson Vice President and CFO
                            ----------------------------------------------
                                                                   (Title)
                         Attest: /s/ Debbie Avey
                                ----------------



                         WELLINGTON INDUSTRIES, INC.


                         By: /s/ Stephen R. Johnson Vice President and CFO
                            ----------------------------------------------
                                                                   (Title)
                         Attest: /s/ Debbie Avey
                                ----------------



                         BANK OF AMERICA, N.A., F/K/A NATIONSBANK, N.A., F/K/A NATIONSBANK, N.A. (SOUTH), F/K/A NATIONSBANK OF GEORGIA, N.A.


                         By: /s/ Stuart A. Hall  Vice President
                            -----------------------------------


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